UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2009

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136424	20-3699764
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bayside Technology Center 46531 Fremont Blvd. Fremont, CA		94538
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 16, 2009, WaferGen Bio-systems, Inc. (the “Company”) closed a private placement offering with certain accredited investors pursuant to which the Company sold an aggregate of 3,305,000 units at a price of $1.25 per unit, with each unit consisting of one share of the Company’s common stock and a warrant to purchase 30% of one share of the Company’s common stock at an exercise price of $2.00 per whole share.  The Company sold an aggregate of 3,305,000 shares of common stock and warrants to purchase 991,500 shares of common stock.  The aggregate gross proceeds received by the Company in the offering was $4,131,250.

The warrants have a term of five-years and are subject to weighted average anti-dilution protection in the event the Company subsequently issues its shares of common stock, or securities convertible into shares of common stock, for a price of less than $2.00 per share.  The warrants are immediately exercisable.

In connection with the closing of the private placement, the Company entered into a registration rights agreement with the investors purchasing units in the offering.  The registration rights agreement requires that the Company prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 covering the resale of the shares of common stock issued in the offering as well as the shares of common stock issuable upon exercise of the warrants issued in the offering (collectively, the “Registrable Securities”).  The registration rights agreement provides certain deadlines for the filing and effectiveness of the registration statement, including that the registration statement be declared effective by the SEC within 90 days after such registration statement has been filed with the SEC (or 120 days in the event that the registration statement is subject to a review by the SEC).  If the Company is unable to comply with these deadlines with respect to an amount of Registrable Securities equal to at least one-third of the Company’s outstanding shares held by non-affiliates of the Company (the “Initial Shares”), then the Company will be required to pay as partial liquidated damages to the investors a cash sum equal to 1% of any unregistered Initial Shares for every month in which such registration statement has not been filed or declared effective, as applicable, up to maximum liquidated damages of 5% of each investor’s aggregate investment amount.

The investors in the private placement offering include Alnoor Shivji, the Company’s Chairman, President and Chief Executive Officer, who purchased 800,000 units in the offering.

The Company retained a selling agent in connection with the private placement offering.  Pursuant to the terms of the selling agent agreement, the Company paid the selling agent a cash commission of approximately $160,000, and the Company has agreed to issue the selling agent warrants to purchase 128,205 shares of common stock.  The warrants to be issued to the selling agent will have substantially the same terms as the warrants issued to the investors in the private placement offering.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 above is incorporated into this Item 3.02 by reference.

The issuances of securities as described in Item 1.01 are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Rule 506 of Regulation D thereunder.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 17, 2009, the Company entered into employment separation agreements with each of Amjad Huda, the  former Chief Financial Officer and Treasurer of the Company, and Victor Joseph, the former Chief Technical Officer and Secretary of the Company.  Pursuant to the separation agreements, Mr. Huda’s and Mr. Joseph’s employment with the Company ended on June 17, 2009.  The Company will pay each of Mr. Huda and Mr. Joseph severance in the amount of $306,250, less applicable withholdings, payable in the form of salary continuation over 14 months in accordance with the Company’s regular payroll practices.  All stock options granted to Mr. Huda and Mr. Joseph pursuant to the Company’s stock incentive plans have vested in connection with their terminations of employment, and each of Mr. Huda and Mr. Joseph will have two years to exercise such stock options.  The Company will pay the premiums for COBRA medical coverage for Mr. Huda and Mr. Joseph until the earlier of the two-year anniversary of the separation date or the date Mr. Huda or Mr. Joseph, as the case may be, become covered under another employer’s group health plan.  Mr. Huda and Mr. Joseph each provided a release of claims in favor of the Company, and the Company, in turn, provided each of Mr. Huda and Mr. Joseph a release of claims.

In connection with the terminations of their employment, Mr. Huda and Mr. Joseph also agreed that, during the period commencing on the date of separation and ending on the one year anniversary of the date of separation, they will not transfer or sell any shares of the Company’s common stock held by them after the date of their separation, subject to certain exceptions, including the following: (i) beginning seven months after the separation date and ending nine months after the separation date, each of Mr. Huda and Mr. Joseph shall be entitled to sell in open market or otherwise through or reportable on the over-the-counter market or any stock exchange (“Market Transactions”) on each trading day during such three-month period an aggregate number of shares of the Company’s common stock of no more than 15% of the average daily volume of shares of the Company’s common stock traded over the counter or on any stock market, as the case may be, during the three month period from September 1, 2009 through November 30, 2009 (the “ADV”); and (ii) beginning on the first day after nine months following the separation date and ending on the one year anniversary of the separation date, each of Mr. Huda and Mr. Joseph shall be entitled to sell in Market Transactions on each trading day during such three-month period an aggregate number of shares of the Company’s common stock of no more than 20% of the ADV.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.
Date: June 17, 2009	By:	/s/ Alnoor Shivji
Alnoor Shivji
Chairman, President and Chief Executive Officer